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                                   EXHIBIT 19

                            [On Interact Letterhead]

                                 April __, 2001

THIS LETTER IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF THE COMPANY. SCHEDULES TO AND 14D-9, WHICH ARE AVAILABLE FOR FREE ON THE SEC'S WEBSITE AT www.sec.gov, CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. UPON REQUEST, THE COMPANY WILL MAIL YOU A FREE COPY OF ITS SCHEDULE 14D-9, INCLUDING EXHIBITS ON REQUEST.

 NOTICE TO OPTION HOLDERS TERMINATED ON OR AFTER APRIL 2, 2001 OF ACCELERATION
  OF VESTING AND EXPIRATION OF OPTIONS ISSUED UNDER THE COMPANY'S 1996 EQUITY
                                INCENTIVE PLAN

     As you may know, Interact Commerce Corporation, formerly known as SalesLogix Corporation (the "Company"), has entered into an agreement and plan of merger dated as of March 27, 2001 (the "Merger Agreement") with The Sage Group plc, a corporation organized under the laws of England ("Parent"), and its indirect, wholly owned subsidiary Isaiah Acquisition Corp., a Delaware corporation ("Purchaser"), that provides for the acquisition of the Company by Parent at a price of $12.00 per share in cash (the "Offer Price").

     In accordance with the terms of the Merger Agreement, on April 4, 2001, Parent filed a tender offer statement with the Securities Exchange Commission (the "SEC") on Schedule TO and the Company filed a solicitation/recommendation statement with respect to such tender offer with the SEC on Schedule 14D-9. Over the next several days, copies of these filings will be made available to stockholders of the Company at no expense. The filings are also available for free on the SEC's website at www.sec.gov. In addition, upon request to the
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Company's stock plan administration manager, Betsy Eberg, at 480-444-4940, the
Company will mail you a free copy of its Schedule 14D-9, including exhibits on request.

     Following successful completion of the tender offer, the Merger Agreement provides that Purchaser will be merged (the "Merger") with and into the Company (the "Surviving Corporation"), and all shares not purchased by Purchaser in the tender offer will be converted into the right to receive $12.00 per share in cash in the Merger in accordance with the Merger Agreement. The purpose of this letter is to notify you that, as an employee whose employment with the Company was terminated on or after April 2, 2001 and prior to the effective time of the Merger (the "Effective Time"), the vesting of your options to purchase shares of the Company's Common Stock issued under the Company's 1996 Equity Incentive Plan ("Incentive Plan") that were unvested on the date of such termination ("Unvested Incentive Options") may be deemed to have been accelerated in accordance with
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the automatic vesting on a Change of Control provision in your stock option award agreement(s) ("Incentive Option Awards").
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     Whether vesting of your Unvested Incentive Options will be deemed to have been accelerated will depend on the effective date of a "Change in Control." /1/ In accordance with the terms of your Incentive Option Awards, if the effective date of a Change in Control occurs on or before the date which is thirty (30) days after your termination date, your Unvested Incentive Options will be deemed to have vested and, together with any other options you hold under the Incentive Plan that are vested and unexercised as of your termination date, will be exercisable for a period of up to ninety (90) days following such termination date or until the time immediately prior to the Effective Time, whichever occurs first. If the effective date of a Change in Control occurs after the date which is thirty (30) days after your termination date, your Unvested Incentive Options will be deemed not to have vested and will therefore be cancelled as of your termination date.

     In addition to the acceleration of vesting discussed above, pursuant to the
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authority set forth in Section 13.3 of the Incentive Plan, the Company's Board
of Directors has caused the Merger Agreement to provide that the expiration of
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all Incentive Options shall also be accelerated so that immediately prior to the
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Effective Time, all unexercised Incentive Options then outstanding will expire
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and, to the extent the exercise price of such options is less than $12.00 per
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share, will be cashed out.
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     Specifically, Section 2.4(a) of the Merger Agreement provides that, immediately prior to the Effective Time, each outstanding Incentive Option shall be cancelled and, in consideration of such cancellation, Parent shall, or shall cause the Surviving Corporation to, pay to the holders of Incentive Options, an amount in respect thereof equal to the product of (x) the excess, if any, of the Offer Price over the exercise price of each such Incentive Option and (y) the number of shares subject thereto (such payment, if any, to be net of applicable withholding and excise taxes).

     You may elect to exercise your vested Incentive Options at any time prior to the Effective Time, and, in your discretion, (a) sell the shares you acquire upon such exercise in the open market, (b) tender such shares in the tender offer described above, which is currently scheduled to expire at midnight on May 2, 2001, but may be extended for additional periods in accordance with the Merger Agreement or (c) hold such shares until the Merger. Alternatively, you may elect not to exercise your Incentive Options and they will be cashed out in the manner described

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/1/  As defined in your Incentive Option Awards, Change in Control means each of the following:

(A) Any transaction, or series of transactions, whereby any person (as that term is used in Section 13 and 14(d)(2) of the Exchange Act), excluding affiliates of the Company as of the effective Date, is or becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act) directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities;
(B) Any merger, consolidation, or liquidation of the Company in which the Company is not the continuing or surviving corporation or pursuant to which Stock would be converted into cash, securities, or other property, other than a merger or consolidation with a wholly owned subsidiary, a reincorporation of the Company in a different jurisdiction or other transaction in which there is no substantial change in the shareholders of the Company and all then outstanding Awards are assumed by the successor corporation, which assumption shall be binding on all Participants; or
(C) The sale, transfer, or other disposition of all or substantially all of the assets of the Company.
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in the preceding paragraph immediately prior to the Effective Time. As of the
Effective Time, the Incentive Plan shall terminate.

     Individual tax implications attendant to the acquisition and disposition of options and shares pursuant to the Incentive Plan are the responsibility of the individual participant - please consult your personal tax advisor. The brief description of federal tax consequences provided in the prospectus for the Incentive Plan made available to you on the Company's Intranet is based upon the law and the policies of the United States Department of the Treasury and the IRS as of the date of the prospectus, and it should be understood that such description is not exhaustive, that the law may change and, further, that special rules are provided with respect to situations not specifically discussed therein.

     Please call the Company's stock plan administration manager, Betsy Eberg, at 480-444-4940 if you have any questions.

                             John Harbottle



                             Vice President, Finance and Chief Financial Officer